Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		2/18/2016
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS FOURTH QUARTER RESULTS
MCKINNEY, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the fourth quarter and full year ended December 31, 2015.
Net sales for the fourth quarter of 2015 decreased to $250.9 million compared to $285.3 million during the fourth quarter of 2014. Unit volume, measured in copper pounds contained in the wire sold, increased 5.1% and was offset by a 17.3% decrease in the average selling price per copper pound sold in the fourth quarter of 2015 versus the same period in 2014. Sales prices declined primarily due to lower copper prices, which declined 25.3% versus the fourth quarter of 2014. Aluminum building wire sales continued their growth pattern, constituting 10.2% of net sales dollars for the fourth quarter of 2015 versus 9.2% in the fourth quarter of 2014. Net income for the fourth quarter of 2015 was $10.9 million versus $5.1 million in the fourth quarter of 2014. Fully diluted net earnings per common share were $0.53 in the fourth quarter of 2015 versus $0.24 in the fourth quarter of 2014.
Net sales for the year ended December 31, 2015 decreased to $1.018 billion from $1.167 billion during the same period in 2014. Copper unit volume decreased 1.5% in 2015 versus 2014. The volume decrease was amplified by a 12.5% decrease in the average selling price per copper pound sold in 2015 versus 2014. Sales prices declined primarily due to lower copper prices, which declined 19.3% in 2015 versus 2014. Aluminum building wire sales continued to grow, constituting 9.9% of net sales dollars during 2015 versus 8.9% in 2014. Net income for the year ended December 31, 2015 was $47.6 million versus $37.1 million in 2014. Fully diluted net earnings per common share were $2.29 for the year ended December 31, 2015 versus $1.78 in 2014.
On a sequential quarter comparison, net sales for the fourth quarter of 2015 were $250.9 million versus $262.8 million during the third quarter of 2015. Copper unit volume increased 3.4% on a sequential quarter comparison, despite the fact that the fourth quarter is generally a slower quarter in the construction and building wire industries. Net income for the fourth quarter of 2015 was $10.9 million versus $14.5 million in the third quarter of 2015. Fully diluted net income per common share was $0.53 in the fourth quarter of 2015 versus $0.70 in the third quarter of 2015.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer, said, "We are pleased to report that 2015 produced the second highest earnings per share in the history of the Company. The fourth quarter was good from both a volume and margin perspective. Although our unit sales were down slightly for the year, it should be noted, that through the first five months of this year our sales were adversely affected by rough winter and spring weather, as we noted in previous quarterly press releases. It is also noteworthy that after the first five months of 2015, copper unit sales were down 9.4% and aluminum units were down 2.7%, compared to the first five months of 2014. However, in the last seven months of 2015 copper units were up 4.4% and aluminum units were up 1.0% versus the last seven months of 2014, as we recaptured sales that were delayed earlier in the year. The overall construction and building wire markets did not show any significant improvement over last year. Anecdotal information confirms our belief that there are still large commercial and industrial projects in the pipeline. One of the key metrics to our earnings is the spread between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper wire spread increased 5.2% in 2015 versus 2014. The total year copper spread expanded 5.2%, as the average price of copper purchased decreased 19.3% in 2015 versus 2014, while the average selling price of wire sold decreased 12.5%. Aluminum spreads rose 4.0% in 2015 versus 2014. We are encouraged by the fact spreads widened during the year while copper and other commodity prices fell in 2015. Spreads did tighten on a sequential quarterly comparison, declining 7.2% and 2.7% for copper and aluminum wire, respectively.

We continue to support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $79.2 million in cash at the end of the quarter. We also declared another cash dividend during the quarter. We understand that this is a cyclical industry and therefore we designed and manage our cost structure and balance sheet accordingly. We thank our employees and associates for their outstanding effort and our shareholders for their continued support."
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and shareholder value, may include forward-looking statements that involve risks and uncertainties, including fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term EBITDA is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. Financial analysts frequently ask for EBITDA when it has not been presented. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. The Company has reconciled EBITDA with net income for fiscal years 1996 to 2014 in previous Form 8-K filings with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended December 31,		Year Ended December 31,
In Thousands	2015	2014	2015	2014
Net Income	$10,952	$5,053	$47,605	$37,123
Income Tax Expense	5,579	2,441	24,779	19,034
Interest Expense	63	63	250	285
Depreciation and Amortization	4,091	3,821	16,063	15,453
EBITDA	$20,685	$11,378	$88,697	$71,895

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current Assets
Cash	$79,152	$54,664
Receivables, net	186,065	206,908
Inventories	95,254	78,251
Prepaid Expenses and Other	9,684	5,492
Total Current Assets	370,155	345,315
Property, Plant and Equipment, net	254,768	226,506
Other Assets	3,193	930
Total Assets	$628,116	$572,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$28,743	$31,147
Accrued Liabilities and Other	33,972	28,191
Total Current Liabilities	62,715	59,338
Long Term Liabilities
Non-Current Deferred Income Taxes	26,762	20,226
Total Long Term Liabilities	26,762	20,226
Total Liabilities	89,477	79,564
Stockholders’ Equity
Common Stock	267	267
Additional Paid in Capital	53,024	50,598
Treasury Stock	(91,056)	(88,134)
Retained Earnings	576,404	530,456
Total Stockholders’ Equity	538,639	493,187
Total Liabilities and Stockholders’ Equity	$628,116	$572,751

Encore Wire Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data)

	Quarter Ended December 31,				Year Ended December 31,
	2015		2014		2015		2014
	(unaudited)				(unaudited)

Net Sales	$250,857	100.0%	$285,342	100.0%	$1,017,622	100.0%	$1,166,979	100.0%
Cost of Sales	217,805	86.8%	260,125	91.2%	880,900	86.6%	1,042,002	89.3%
Gross Profit	33,052	13.2%	25,217	8.8%	136,722	13.4%	124,977	10.7%

Selling, General and Administrative Expenses	16,543	6.6%	17,747	6.2%	64,493	6.3%	68,876	5.9%
Operating Income	16,509	6.6%	7,470	2.6%	72,229	7.1%	56,101	4.8%

Net Interest & Other Expense	(22)	—%	(24)	—%	(155)	—%	(56)	—%
Income before Income Taxes	16,531	6.6%	7,494	2.6%	72,384	7.1%	56,157	4.8%

Income Taxes	5,579	2.2%	2,441	0.9%	24,779	2.4%	19,034	1.6%
Net Income	$10,952	4.4%	$5,053	1.8%	$47,605	4.7%	$37,123	3.2%

Basic Earnings Per Share	$0.53		$0.24		$2.30		$1.79
Diluted Earnings Per Share	$0.53		$0.24		$2.29		$1.78
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,675		20,721		20,713		20,714
Diluted	20,757		20,792		20,787		20,821
Dividend Declared per Share	$0.02		$0.02		$0.08		$0.08

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